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                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                      FORM N-8A

                             NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF THE
                            INVESTMENT COMPANY ACT OF 1940


              The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     Name:            The Mallard Fund, Inc.

     Address of Principal Business Office:

     500 Grant Street, Suite 2226, Pittsburgh, Pennsylvania  15219

     Telephone Number:         (412) 281-2805

     Name and address of agent for service of process:

     Corporation Service Company, 11 Chase Street, Baltimore, Maryland  21202

     Copies to: Arthur J. Brown, Esq., Kirkpatrick & Lockhart LLP, 1800 Massachusetts Ave., 2nd Floor, Washington, DC 20036

     Check appropriate Box:

              Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
     Form N-8A:  YES [  ]   NO  [X]


      Item 1         The Mallard Fund, Inc.

      Item 2         Maryland, October 15, 1996

      Item 3         corporation

      Item 4         Management Company

      Item 5   (a)   closed-end
               (b)   non-diversified

      Item 6         Not applicable
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      Item 7         William S. Dietrich II           Director &
                     500 Grant Street                 President
                     Pittsburgh, PA 15219

                     Richard F. Berdik                Secretary
                     500 Grant Street
                     Pittsburgh, PA 15219

      Item 8         Not applicable

      Item 9   (a)   No
               (b)   Not applicable
               (c)   Yes
               (d)   No
               (e)   Not applicable

      Item 10        Zero

      Item 11        No

      Item 12        Not applicable




                                     SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Pittsburgh, Pennsylvania on the 15th day of October, 1996.

                                                     THE MALLARD FUND, INC.

             /s/ Richard F. Berdik                   /s/ William S. Dietrich II
     Attest: ----------------------             By:  ---------------------------
             Richard F. Berdik                       William S. Dietrich II
             Secretary                               Director
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